Axos Financial, Inc. Reports Record Second Quarter 2020 Earnings
Net Interest Margin Increased 10 Basis Points Linked Quarter to 3.87%

SAN DIEGO, CA – (BUSINESS WIRE) – January 29, 2020 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2019. Net income was $41.3 million, an increase of 6.3% from $38.8 million for the quarter ended December 31, 2018. Earnings attributable to Axos’ common stockholders were $41.2 million or $0.67 per diluted share for the second quarter of fiscal 2020, an increase of 6.3% from $38.8 million or $0.62 per diluted share for the second quarter ended December 31, 2018.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which excludes non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 8.4% to $42.9 million and increased 9.5% to $0.69, respectively, for the quarter ended December 31, 2019 compared to $39.6 million and $0.63, respectively, for the quarter ended December 31, 2018.
Second Quarter Fiscal 2020 Financial Summary:

	Three Months Ended December 31
(Dollars in thousands, except per share data)	Q2 Fiscal 2020	Q2 Fiscal 2019	% Change
Net interest income	$108,420	$92,720	16.9%
Non-interest income	$21,207	$16,892	25.5%
Net income	$41,295	$38,835	6.3%
Adjusted earnings (Non-GAAP)[1]	$42,949	$39,604	8.4%
Net income attributable to common stockholders	$41,217	$38,757	6.3%
Diluted EPS	$0.67	$0.62	8.1%
Adjusted EPS (Non-GAAP)[1]	$0.69	$0.63	9.5%
[1] See “Use of Non-GAAP Financial Measures”

For the six months ended December 31, 2019, net income was a record $82.1 million, an increase of 8.5% over net income of $75.7 million for the six months ended December 31, 2018. Earnings attributable to Axos’ common stockholders were $81.9 million or $1.32 per diluted share for the six months ended December 31, 2019, an increase of 10.0% from $75.5 million or $1.20 per diluted share for the six months ended December 31, 2018. Record earnings for the fiscal second quarter and for the six months ended December 31, 2019 were primarily the result of growth in the Bank’s loan and lease portfolio.
“We achieved net income of $41.3 million this quarter as a result of strong loan growth and stable net interest margins,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Ending loan balances increased 14.6% annualized from September 30, 2019, led by strong growth in commercial specialty real estate, commercial lender finance, mortgage warehouse and equipment leasing. Net interest margin increased 10 basis points linked quarter to 3.87% as a result of steady loan yields and a decline in our funding costs. The diversity of our lending, deposit and fee income businesses position us well in a variety of competitive and interest rate environments.”
“We continue to make investments across each of our consumer, commercial and securities businesses while maintaining a relatively stable efficiency ratio,” stated Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. “Our banking business efficiency ratio was 43.81% this quarter, relatively flat compared to 43.93% in the quarter ended September 30, 2019.”

Other Highlights:

•	Total assets reached $12.3 billion, up $2.5 billion or 25.1% compared to December 31, 2018

•	Loan and lease portfolio grew by $1.1 billion or 12.5% compared to December 31, 2018

•	Loan and lease originations for the three months ended December 31, 2019 were approximately $2.1 billion, up 17.2% compared to the quarter ended September 30, 2019

•	Total deposits increased by $1.8 billion, up 21.3% from December 31, 2018

•
Net interest margin was 3.87% compared to 3.77% in the three months ended September 30, 2019; net interest margin for the banking business segment was 3.94% compared to 3.83% in the September 30, 2019 period

•	Efficiency ratio for the banking business segment was 43.81% compared to 43.93% in the September 30, 2019 period

•	Return on average common stockholders’ equity was 14.35% for the three months ended December 31, 2019

•	Book value increased to $18.84 per share, up 16.6% from December 31, 2018
Second Quarter Fiscal 2020 Income Statement Summary
During the quarter ended December 31, 2019, Axos earned $41.2 million or $0.67 per diluted share compared to $38.8 million, or $0.62 per diluted share for the quarter ended December 31, 2018. Net interest income increased $15.7 million or 16.9% for the quarter ended December 31, 2019 compared to December 31, 2018, primarily due to $1.6 billion growth in average-earning assets at the Bank and the acquisition of the Securities Business.
The loan and lease loss provision was $4.5 million for the quarter ended December 31, 2019 compared to $5.0 million for the quarter ended December 31, 2018. The decrease in the provision is primarily the result of changes in the mix of the loan and lease portfolio. A charge-off of $4.1 million this quarter had no impact on loss provisions this quarter. Discussed last quarter, the $4.1 million was receivables factoring for one bank customer which was classified doubtful and fully reserved in the quarter ended September 30, 2019.
For the second quarter ended December 31, 2019, non-interest income was $21.2 million compared to $16.9 million for the three months ended December 31, 2018. The $4.3 million increase year over year was primarily the result of the addition of broker-dealer fee income of $5.6 million due to our acquisitions and a $1.4 million increase in mortgage banking, partially offset by a decrease of $2.2 million in banking and service fees, primarily due to lower fee income from third-party banks of Axos Fiduciary Services as more deposits have been transferred to Axos Bank.
Non-interest expense or operating costs increased $16.0 million to $67.0 million for the quarter ended December 31, 2019 from $50.9 million for the three months ended December 31, 2018. The increase was mainly a result of an increase in salaries and related expense of $4.8 million due to staffing additions from the acquisition of the Securities Business and to support growth in the Bank’s operations. Other operating expense increases include an increase of $2.5 million in data processing due to additions from the acquisitions of the Securities Business, software initiatives and enhancements to the Bank’s core processing system, a $2.5 million increase in depreciation and amortization primarily due to amortization of intangibles, a $1.9 million increase in broker-dealer clearing charges, and a $2.0 million increase in other general and administrative expenses.
Balance Sheet Summary
Axos’ total assets increased $1,049.1 million, or 9.3%, to $12,269.3 million, as of December 31, 2019, up from $11,220.2 million at June 30, 2019. The increase in total assets was primarily due to an increase in loan portfolio growth of $759.3 million on a net basis, primarily from portfolio loan originations of $2,896.9 million less principal repayments and other adjustments of $2,137.6 million. Customer, broker-dealer, and clearing receivables increased by $41.2 million. Investment securities decreased $17.7 million primarily due to repayments of available-for-sale securities. Total liabilities increased by $961.3 million, or 9.5%, to $11,108.5 million at December 31, 2019, up from $10,147.2 million at June 30, 2019. The increase in total liabilities primarily resulted from an increase in deposits of $1,131.2 million, partially offset by a $201.0 million decrease in advances from the FHLB. Stockholders’ equity increased by $87.7 million, or 8.2%, to $1,160.8 million at December 31, 2019 from $1,073.1 million at June 30, 2019. The increase was primarily the result of $82.1 million in net income, $6.0 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $0.2 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.16% at December 31, 2019.

Conference Call
A conference call and webcast will be held on Wednesday, January 29, 2020 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until February 29, 2020, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13697933.
About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries AxosClearing, LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest, LLC, an introducing broker dealer. With approximately $12.3 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Segment Reporting
The Company determines reportable segments based on what separate financial information is available and what segment results are evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance. The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended December 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$105,340	$4,037	$(957)	$108,420
Provision for loan losses	4,500	—	—	4,500
Non-interest income	16,225	6,284	(1,302)	21,207
Non-interest expense	53,253	10,455	3,257	66,965
Income before taxes	$63,812	$(134)	$(5,516)	$58,162

	Three Months Ended December 31, 2018
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$93,481	$—	$(761)	$92,720
Provision for loan losses	4,950	—	—	4,950
Non-interest income	16,892	—	—	16,892
Non-interest expense	45,188	—	5,745	50,933
Income before taxes	$60,235	$—	$(6,506)	$53,729

	Six Months Ended December 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$204,812	$9,183	$(2,272)	$211,723
Provision for loan losses	7,200	—	—	7,200
Non-interest income	32,015	12,685	(1,957)	42,743
Non-interest expense	103,886	21,519	7,027	132,432
Income before taxes	$125,741	$349	$(11,256)	$114,834

	Six Months Ended December 31, 2018
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$180,492	$—	$(1,493)	$178,999
Provision for loan losses	5,550	—	—	5,550
Non-interest income	33,435	—	—	33,435
Non-interest expense	91,230	—	12,625	103,855
Income before taxes	$117,147	$—	$(14,118)	$103,029

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of non-recurring acquisition-related costs (including amortization of intangible assets related to acquisitions), and excess FDIC expense, and other costs (unusual or non-recurring charges), as “adjusted earnings”, a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the non-recurring acquisition related costs, excessive FDIC expense, and other costs provides investors with an understanding of Axos’ business without these non-recurring costs.
Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$41,295	$38,835	$82,081	$75,676
Acquisition-related costs	2,330	1,064	3,977	2,133
Excess FDIC expense	—	—	—	1,111
Income taxes	(676)	(295)	(1,134)	(861)
Adjusted earnings (Non-GAAP)	$42,949	$39,604	$84,924	$78,059
Adjusted EPS (Non-GAAP)	$0.69	$0.63	$1.37	$1.24

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	December 31,
(Dollars in thousands, except per share amounts)	2019	2018
Total stockholders’ equity	$1,160,752	$994,401
Less: preferred stock	5,063	5,063
Common stockholders’ equity	1,155,689	989,338
Less: mortgage servicing rights, carried at fair value	11,262	11,215
Less: goodwill and other intangible assets	130,534	79,829
Tangible common stockholders’ equity (Non-GAAP)	$1,013,893	$898,294
Common shares outstanding at end of period	61,338,386	61,207,743
Tangible book value per common share (Non-GAAP)	$16.53	$14.68

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to successfully integrate its recent acquisitions and realize the anticipated benefits of the transactions, Axos’ ability to continue to diversify its lending and deposit franchises, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	December 31, 2019	June 30, 2019	December 31, 2018
Selected Balance Sheet Data:
Total assets	$12,269,288	$11,220,238	$9,810,096
Loans and leases—net of allowance for loan and lease losses	10,141,397	9,382,124	9,017,550
Loans held for sale, carried at fair value	36,092	33,260	16,135
Loans held for sale, lower of cost or fair value	3,430	4,800	2,883
Allowance for loan and lease losses	59,514	57,085	53,706
Securities—trading	1,740	—	—
Securities—available-for-sale	208,026	227,513	216,785
Securities borrowed	168,114	144,706	—
Customer, broker-dealer and clearing receivables	244,379	203,192	—
Total deposits	10,114,340	8,983,173	8,340,520
Advances from the FHLB	257,500	458,500	342,500
Borrowings, subordinated notes and debentures	62,233	168,929	54,625
Securities loaned	206,199	198,356	—
Customer, broker-dealer and clearing payables	305,669	238,604	—
Total stockholders’ equity	1,160,752	1,073,050	994,401

Capital Ratios:
Equity to assets at end of period	9.46%	9.56%	10.14%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.88%	8.75%	9.41%
Common equity tier 1 capital (to risk-weighted assets)	11.29%	11.43%	12.50%
Tier 1 capital (to risk-weighted assets)	11.35%	11.49%	12.57%
Total capital (to risk-weighted assets)	12.65%	12.91%	14.01%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.16%	9.21%	9.03%
Common equity tier 1 capital (to risk-weighted assets)	11.55%	12.14%	12.06%
Tier 1 capital (to risk-weighted assets)	11.55%	12.14%	12.06%
Total capital (to risk-weighted assets)	12.25%	12.89%	12.80%
Axos Clearing, LLC:
Net capital	$31,917	$21,669	N/A
Excess capital	$27,056	$17,858	N/A
Net capital as a percentage of aggregate debit items	13.13%	11.37%	N/A
Net capital in excess of 5% aggregate debit items	$19,765	$12,142	N/A

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Selected Income Statement Data:
Interest and dividend income	$147,288	$131,239	$293,633	$254,036
Interest expense	38,868	38,519	81,910	75,037
Net interest income	108,420	92,720	211,723	178,999
Provision for loan and lease losses	4,500	4,950	7,200	5,550
Net interest income after provision for loan and lease losses	103,920	87,770	204,523	173,449
Non-interest income	21,207	16,892	42,743	33,435
Non-interest expense	66,965	50,933	132,432	103,855
Income before income tax expense	58,162	53,729	114,834	103,029
Income tax expense	16,867	14,894	32,753	27,353
Net income	$41,295	$38,835	$82,081	$75,676
Net income attributable to common stock	$41,217	$38,757	$81,926	$75,521

Per Common Share Data:
Net income:
Basic	$0.67	$0.62	$1.34	$1.21
Diluted	$0.67	$0.62	$1.32	$1.20
Adjusted earnings (Non-GAAP)	$0.69	$0.63	$1.37	$1.24
Book value	$18.84	$16.16	$18.84	$16.16
Tangible book value (Non-GAAP)	$16.53	$14.68	$16.53	$14.68

Weighted average number of common shares outstanding:
Basic	61,315,590	62,336,779	61,281,127	62,566,188
Diluted	61,938,988	62,674,876	61,900,633	63,046,933
Common shares outstanding at end of period	61,338,386	61,207,743	61,338,386	61,207,743
Common shares issued at end of period	66,915,478	66,169,401	66,915,478	66,169,401

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,435,152	$1,855,336	$2,896,918	$3,205,515
Loan originations for sale	$666,192	$610,165	$994,004	$913,132
Return on average assets	1.42%	1.59%	1.43%	1.58%
Return on average common stockholders’ equity	14.35%	15.29%	14.57%	15.14%
Interest rate spread[1]	3.37%	3.48%	3.35%	3.44%
Net interest margin[2]	3.87%	3.87%	3.81%	3.82%
Net interest margin[2] – Banking Business Segment only	3.94%	3.90%	3.89%	3.85%
Efficiency ratio[3]	51.66%	46.47%	52.04%	48.89%
Efficiency ratio[3] – Banking Business Segment only	43.81%	40.94%	43.87%	42.65%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.17%	0.06%	0.10%	0.02%
Non-performing loans and leases to total loans and leases	0.52%	0.35%	0.52%	0.35%
Non-performing assets to total assets	0.49%	0.40%	0.49%	0.40%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.58%	0.59%	0.58%	0.59%
Allowance for loan and lease losses to non-performing loans and leases	112.85%	124.88%	112.85%	124.88%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3 Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.